Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES

FIRST FISCAL QUARTER 2014 RESULTS

Warren, PA. January 14/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products, announces results for the first fiscal quarter ended November 30, 2013.

EBITDA and Net income were impacted by a decline in WTI crude pricing during the quarter from $108.54/bbl in the beginning of September to $92.72/bbl at the end of November NYMEX trading. Due to these market conditions, EBITDA (1) (LIFO) for the three months ended November 30, 2013 was $12.2 million, a decrease of $102.1 million from $114.3 million for the three months ended November 30, 2012. Net (loss)/income for the fiscal quarter ended November 30, 2013 was $(1.1) million, a decrease of $60.7 million from net income of $59.6 million for the first quarter ended November 30, 2012. Net sales for the fiscal quarter ended November 30, 2013 was $891.7 million, a decrease of $65.4 million from $957.1 million for the fiscal quarter ended November 30, 2012, primarily due to petroleum price decreases.

The NYMEX lagged crackspread for the first quarter of fiscal 2014 was $12.09/bbl. As of January 13, 2014, the NYMEX lagged crackspread for the second quarter ending February 28, 2014, had improved to $21.63/bbl, a $9.54/bbl or 79% increase from the average crackspread for the first quarter of fiscal year 2014. Also, as of January 13th, the NYMEX lagged crackspread for the third quarter ending May 31, 2014 is $27.43/bbl and for the fourth quarter ending August 31, 2014 is $26.15/bbl. Crackspreads in future fiscal quarters are subject to change in crude costs and petroleum product selling prices.

The lagged 3-2-1 crackspread is measured by the difference between the prices of crude oil contracts traded on the NYMEX for the preceding month to the prices of NYMEX gasoline and heating oil contracts in the current trading month. The Company uses a lagged crackspread as a margin indicator as it reflects the margin during the time period between the purchase of crude oil and its delivery to the refinery for processing.

Retail sales decreased by $22.6 million or 5.2% compared to the comparable period in fiscal 2013 from $436.3 million to $413.7 million reflecting decreases in petroleum selling prices, offset by an increase in retail petroleum volume and merchandise sales. Wholesale sales decreased during the fiscal quarter by $42.7 million or 8.2% compared to the comparable prior period from $520.7 million to $478.0 million reflecting a decrease in wholesale selling prices while sales volumes remained constant.

As of November 30, 2013, the Company’s liquidity position included $119.4 million of cash and there were no borrowings against the $175.0 million Revolving Credit Facility.

United Refining Company uses the term EBITDA or earnings before interest, income taxes, depreciation and amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of Net Income to EBITDA in Footnote (1) in table set forth below. The Company’s method of computing EBITDA may or may not be comparable to other similarly titled measures used by other companies.

	Three Months Ended November 30,
	2013	2012
	Unaudited (dollars in thousands)

Net Sales	$891,715	$957,062
Operating Income	$5,414	$107,823
Net Income	$(1,087)	$59,647
Income Tax (Benefit) Expense	$(697)	$38,135
EBITDA -LIFO Basis (1)	$12,163	$114,272

(1)	EBITDA Reconciliation

EBITDA RECONCILIATION

	Three Months Ended November 30,
	2013	2012
	Unaudited (dollars in thousands)

Net (Loss) Income	$(1,087)	$59,647
Interest Expense	6,650	9,216
Income Tax Expense / (Benefit)	(697)	38,135
Depreciation	5,064	5,007
Amortization	2,233	2,267

EBITDA – LIFO Basis	$12,163	$114,272

Non Cash Loss on Derivative Contracts		2,684

Adjusted EBITDA – LIFO Basis	$12,163	$116,956

LIFO Inventory Adjustment	(14,203)	18,512

Adjusted EBIDTA – FIFO Basis	$(2,040)	$135,468

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 359 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact:	John A. Catsimatidis, Chairman and CEO (212) 956-5803
James E. Murphy, Chief Financial Officer (814) 723-1500